Exhibit 10ll

ANNUAL INCENTIVE PLAN
NW Natural Gas Storage LLC
(“company”, or “the company”)

PURPOSE
The purpose of the Annual Incentive Plan (AIP) is to recognize and reward Non-Bargaining Unit (NBU) employees who have performed well and contributed to successful company performance as measured by key performance indicators.

PROGRAM TERM
This Plan is an annual incentive plan and each new calendar year commences a new Program Term. Each Program Term will begin on January 1 and conclude on December 31.

PARTICIPATION
All NBU regular employees of the company are eligible to participate in the Annual Incentive Plan. For all purposes of this AIP, a person who is an employee of Northwest Natural Gas Company (NW Natural) on full-time assignment to the company and designated by the Company Board of Directors (BOD) shall be considered to be a regular employee of the company during the period of that full-time assignment. In these situations, a designated participant in this AIP shall not be eligible for incentive compensation from NW Natural.

NW Natural Oversight
If the President of NWNGS is considered by NW Natural to be an executive officer of NW Natural for purposes of public disclosure, any decision of the BOD under this AIP that affects an award to the President shall be subject to and conditioned upon the approval of that decision by the Board of Directors of NW Natural or as delegated by the Board of Directors of NW Natural to the Organization and Executive Compensation Committee.

To be eligible for an award the Participant must have been employed by the company in an NBU role for at least one month during the Program Term. In addition, the Participant must be employed on the date of the plan payout to be eligible for any award for the Program Term unless the Participants’ employment is terminated prior to the payout date of the Program Term due to one of the following: retirement(*), disability or death, Board approved exception due disposition of an affiliated business which results in the participant’s termination of employment with NWNGS. Prorated awards will be determined by prorating the Participant’s final award by the number of days employed during the Program Term. In the case of a Board approved exception due to disposition of an affiliated business occurring during the Program Term, the participant’s prorated award will be based upon their target award and not actual Company performance for the Program Term. Such award will be paid within thirty (30) days following the completion of the transition period as defined by the Board. The disposition of Gill Ranch Storage qualifies as Board approved and the Board will define the end of the transition period. However, participating employees with Company approved Retention Agreements, will be eligible for prorated AIP awards consistent with such agreements.

Employees who transfer to or from employment or full-time assignment to Northwest Natural or another subsidiary will be eligible for a prorated award based upon the number of days they were eligible to participate in the AIP.

(*) Retirement is defined as a minimum of 5 years of service (with the company or with an affiliate company) and age and service equals 70.

INCENTIVE TARGETS
Target incentive award opportunities will be established by salary grade for each Plan Year and approved by the Board of Directors. The target incentive levels for each salary grade are shown in Exhibit I to the Plan document for the Plan Year. The target incentive opportunity is assigned by salary grade and calculated by multiplying the Target Incentive percentage times the following for each employee category:

NBU Salary Paid/Exempt – Annual Base Salary as of December 31st of the plan year

NBU Hourly Paid/Non-Exempt – Actual eligible earnings, including regular pay, overtime pay, & lump sum merit payments
INCENTIVE FORMULA
The formula for calculating the incentive award for the Program Term is as follows:

Participant Award =
Target Award X ((CPF X CPF Factor Weight) + (IPF X IPF Factor Weight))

COMPANY PERFORMANCE FACTOR (CPF)
The company performance goals in the Plan are intended to align the interest of Participants with those of the company. The goals and the formula for determining the Company Performance Factor will be established by the NW Natural Gas Storage, LLC Board of Directors (the “Board of Directors”) at the start of each Program Term and set forth as Exhibit ll. After the goals and formula are established for a Program Term, the Board of Directors retains discretion to modify the goals and formula, including adjusting the calculation of any financial or other goal to eliminate the effects of significant extraordinary, non-recurring or unplanned items.

INDIVIDUAL PERFORMANCE FACTOR (IPF)
The IPF weight used in calculating the Individual Performance Factor will be established for each Participant by the President, subject to the approval of the Board of Directors at the beginning of the Program Term. Individual goals for each Participant will be established by the Participant’s leader (subject to the approval of the President, and for the President subject to the approval of the Board of Directors) at the beginning of each Program Term. Performance against these goals will be assessed by the Participant’s leader at the end of the Program Term (subject to the approval of the President, and for the President subject to the approval of the Board of Directors). This assessment will result in a rating on a scale of 0 to 1.5 (the “Individual Performance Factor”). The Participant will not receive an award if the Individual Performance Factor is less than 0.5.

ADMINISTRATION
Awards will be calculated and paid no later than March 15 following the end of the Program Term. Awards are subject to tax withholding unless the Participant made a prior election to defer the Award under the terms of the NW Natural Gas Company Deferred Compensation Plan for Directors and Executives if they are eligible for this plan. All awards shall be audited and approved by the Board of Directors prior to payment.

The Plan shall be administered by the Board of Directors. Except to the extent provided under “NW Natural Oversight” above. The Board of Directors shall have the exclusive authority and responsibility for all matters in connection with the operation and administration of the Plan. Except to the extent provided under “NW Natural Oversight: above. Decisions by the Board of Directors shall be final and binding upon all parties affected by the Plan, including the beneficiaries of Participants.

The Board of Directors may rely on information and recommendations provided by management. The Board of Directors may delegate to management the responsibility for decisions that it may make or actions that it may take under the terms of the Plan, subject to the Board of Directors reserved right to review such decisions or actions and modify them when necessary or appropriate under the circumstances. The Board of Directors shall not allow any employee to obtain control over decisions or actions that affect that employee’s Plan benefits.

AMENDMENTS AND TERMINATION
The Board of Directors has the power to terminate this Plan at any time or to amend this Plan at any time and in any manner that it may deem advisable.

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